EXHIBIT 10.6
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (“Agreement”), effective as of November 3, 2023 (the “Effective Date”), is entered into by and between Sasha G. Macomber (the “Executive”) and Redwood Trust, Inc., a Maryland corporation (the “Company”), and amends and restates in its entirety that certain Second Amended and Restated Employment Agreement by and between the Executive and the Company dated November 3, 2022 (the “Prior Agreement”).

The Company desires to establish its right to the continued services of the Executive, in the capacity, on the terms and conditions, and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such continued employment in such capacity, on such terms and conditions, and subject to such rights of termination.

In consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

1. Employment and Responsibilities. During the Term, the Executive shall serve as sole Chief Human Resource Officer of the Company, reporting to the Chief Executive Officer of the Company, with responsibilities, duties and authority customary for such position.  The Executive does hereby accept and agree to such continued employment. The Chief Executive Officer may, from time to time, in his sole discretion, modify, reassign and/or augment the Executive’s responsibilities, subject to prior approval by the Board of Directors of the Company (the “Board”), and any such modification, reassignment and/or augmentation shall be deemed a waiver by the Executive of her rights under Section 6(e)(i) hereof only with her express prior written consent. Any such modification, reassignment or augmentation of responsibilities shall be in writing. The Executive shall devote such time, energy and skill to the performance of her duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company’s business.
2. Term of Agreement. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue through December 31, 2023; provided, however, that (i) on January 1, 2024 and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than three months prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term and (ii) such one year extensions of the Term shall not occur on and after the January 1 of the year in which the Executive will attain age sixty-five (65) but instead the Term shall be extended only until the date of the Executive’s sixty-fifth (65th) birthday.

3. Compensation.
(a)    Base Salary. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for her services to the Company a base salary (the “Base Salary”) at the rate of not less than $450,000 per year, paid in accordance with the customary payroll practices of the Company subject to annual review and increase by the Board in its sole discretion (or by the Board’s separately designated Compensation Committee in its sole discretion). For the avoidance of doubt, references to the Board in this Section 3 shall include the Board’s separately designated Compensation Committee.

(b)    Performance Bonus. The Executive shall be eligible to receive an annual bonus. The Board in its discretion will determine whether such annual bonus will be paid, the amount of such bonus and its form of payment. The Executive’s target annual bonus amount is 150% of her Base Salary or such greater amount as may subsequently be established by the Board (the “Target Bonus”). During the first ninety (90) days of each calendar year, the Board, in consultation with the Chief Executive Officer, shall establish the performance goals applicable to such year’s annual bonus opportunity, as well as the framework for awarding an annual bonus that is higher or lesser than the Target Bonus. Such criteria shall be established by the Board, after consultation with the Executive, and pursuant to a process that is consistent with past practice. If the Board determines in its discretion that the Executive’s performance meets or exceeds the criteria established by the Board for the award of a Target Bonus, the Board may award the Executive the Target Bonus or a higher amount. Likewise, if the Board determines in its discretion that the Executive’s performance does not meet said criteria, the Board may award a lesser amount, or no bonus may be awarded. Unless otherwise provided in this Agreement, the Executive’s eligibility to receive any bonus under this paragraph shall be expressly conditioned on, among other things, the Executive remaining employed with the Company up through any designated distribution date set by the Board.

Notwithstanding the foregoing paragraph, in the event of a “Change of Control” (as defined in Exhibit D attached hereto), immediately prior to such Change of Control the Company shall be obligated to pay the Executive: (A) when such Change of Control occurs during a calendar year in respect of which no annual bonus has yet been paid, a pro-rated annual bonus for such calendar year, based on the number of days in such calendar year prior to the Change of Control; and (B) when such Change of Control occurs after the conclusion of a calendar year in respect of which no annual bonus has yet been paid (i.e., such Change of Control occurs after December 31st, but before the designated payment date for the annual bonus in respect of such completed calendar year), an annual bonus for such completed calendar year. In the case of both of the preceding clauses (A) and (B), such amounts shall each be separately subject to any cap on Executive’s annual bonus previously established by the Board (or any committee thereof) and shall each be determined in accordance with the criteria most recently designated by the Board (or any committee thereof) for the determination of such amounts, as follows: (I) any portion of the annual bonus amounts that had been previously designated by the Board (or any committee thereof) to be determined relative to the achievement of criteria measuring the financial performance of the Company with respect to a calendar year, shall be paid in amounts based on the attainment of such criteria (on an annualized basis, if in respect of less than a full calendar year), through the date immediately prior to such Change of Control (or, as applicable, through the end of any such completed calendar year) and in accordance with the methodology previously approved by the Board (or any committee thereof) for payment of such amounts of annual bonus (i.e., an amount at, higher, or lower than the target amounts for such portions of annual bonus); and (II) any portion of the annual bonus amounts that had been previously designated by the Board (or any committee thereof) to be determined relative to the achievement of criteria measuring the individual performance of the Executive, shall be paid in amounts equal to the target amount of such portion of the Executive’s annual bonus.

(c)    Equity Incentive Awards. The Executive shall be eligible to receive grants of equity-based long-term incentive awards, which may include options to purchase Company stock, performance or restricted stock units and Company restricted stock contributions to Company’s deferred compensation plan, or other equity-based awards. Such awards shall be determined in the discretion of the Board and the Executive shall be eligible for consideration for such awards in the same manner as other senior executive officers of the Company. In the event of a Change of Control in which the surviving or acquiring corporation does not assume the Executive’s outstanding equity-related awards (including options and equity-based awards granted both before and after the Effective Date) or substitute similar equity-related awards of substantially equivalent value, such equity-related awards shall immediately vest and become exercisable if the Executive’s service with the Company has not terminated before the effective date of the Change of Control; provided, however, that the foregoing provision shall only apply if the Company is not the surviving corporation or if shares of the Company’s common stock are converted into or exchanged for other securities or cash.

(d) Annual Review. The Executive’s performance shall be reviewed periodically. The performance evaluations shall consider and assess the Executive’s performance of her duties and responsibilities, the accomplishment of established performance objectives, and/or other factors or criteria that the Board, in its sole discretion, may deem relevant. The frequency of performance evaluations may vary depending upon, among other things, length of service, past performance, changes in job duties or performance levels, but generally would occur on an annual basis. The Board shall, at least annually, review the Executive’s entire compensation package to determine whether it continues to meet the Company’s compensation objectives. Such annual review will include a determination of (i) whether to increase the Base Salary in accordance with Section 3(a); (ii) the incentive performance bonus to be awarded in accordance with Section 3(b); and (iii) the amount and type of any equity awards granted in accordance with Section 3(c). Salary increases and incentive bonus awards are solely within the discretion of the Board and may depend upon many factors other than the Executive’s performance.

(e) Acknowledgement of Company’s Policy for Recovery of Erroneously Awarded Compensation. A copy of the Company’s Policy for Recovery of Erroneously Awarded Compensation (the “Erroneously Awarded Compensation Policy”) is attached as Exhibit E hereto. The Executive hereby acknowledges such Erroneously Awarded Compensation Policy and agrees to the terms thereof and understands that compensation received by the Executive may be subject to reduction, cancellation, forfeiture and/or recoupment in accordance with, and to the extent necessary, for the Company to comply with the Erroneously Awarded Compensation Policy, notwithstanding any other agreement to the contrary. The Executive further acknowledges and agrees that she is not entitled to indemnification to compensate her for any such reduction, cancellation, forfeiture and/or recoupment of compensation under such Erroneously Awarded Compensation Policy and expressly waives any rights to such indemnification under the Company’s organizational documents, under this Agreement, and/or any indemnification agreement between the Executive and the Company, or otherwise.

(f) Erroneous Underpayment of Compensation. With respect to any Incentive Based Compensation (as defined in the Erroneously Awarded Compensation Policy) granted to the Executive during the Term, if a Restatement (as defined in the Erroneously Awarded Compensation Policy) results in an applicable restated Financial Reporting Measure (as defined in the Erroneously Awarded Compensation Policy) being positively impacted (i.e., being increased rather than decreased), the Executive will be entitled to receive additional compensation in an amount equal to the difference between the amount of Incentive Based Compensation the Executive should have received (i.e., based on the restated Financial Reporting Measure) and the amount of Incentive Based Compensation the Executive received (i.e., based on the original, non-restated Financial Reporting Measure) (the “Additional Compensation”). The terms and conditions of any Additional Compensation (including, for example, the methodology for calculation of the amount of the Additional Compensation, and the form of, and vesting and payment terms applicable to, the Additional Compensation) shall be determined by the Board or its Compensation Committee in its sole discretion in a manner consistent with the Erroneously Awarded Compensation Policy (to the extent applicable) and with any applicable plan, program and/or award agreement governing and/or evidencing such Incentive Based Compensation.

4. Fringe Benefits. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its senior executive officers, and the Executive shall be entitled to receive such other fringe benefits as may be granted to her from time to time by the Board.

(a) Benefit Plans. The Executive shall be entitled to participate in any benefit plans relating to equity-based compensation awards, pension, thrift, profit sharing, life insurance, medical coverage, education, deferred compensation, or other retirement or employee benefits available to senior executive officers of the Company, subject to any restrictions (including waiting periods) specified in such plans and/or related individual agreements. The Company shall make commercially reasonable efforts to obtain medical and disability insurance, and such other forms of insurance as the Board shall from time to time determine, for its senior executive officers.

(b) Paid Time Off. The Executive shall be entitled to paid time off each calendar year pursuant to the Company’s policies applicable to senior executive officers of the Company, as in effect from time to time.

5. Business Expenses. The Company shall reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by the Executive on behalf of the Company.

6. Termination of Executive’s Employment.

(a) Death. If the Executive dies while employed by the Company, her employment shall immediately terminate. The Company’s obligation to pay the Executive’s Base Salary shall cease as of the date of the Executive’s death, and any unpaid Base Salary shall be paid to the Executive’s estate. In addition, (i) within fifteen (15) days of the Executive’s death, the Company shall pay to the Executive’s estate an incentive performance bonus based on Executive’s Target Bonus then in effect, prorated for the number of days of employment completed by the Executive during the year of her death, and (ii) the Company shall pay to the Executive’s estate any earned but unpaid annual bonus from a prior service year (as and when such bonuses become payable generally). The Executive’s beneficiaries or her estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. All stock options or other equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full and, in the case of stock options, shall be exercisable for such period as set forth in the applicable award agreement by which such awards are evidenced (but in no event for a period of less than one year or through the expiration date of the stock option, whichever is earlier). All stock options or other equity-related awards subject to performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced (i.e., shall be eligible to vest following application of actual performance achievement to the number of target shares in the same manner as applicable to active officers or employees of the Company who hold similar awards), with any stock options remaining exercisable for such period as set forth in the applicable award agreement (but in no event for a period of less than one year or through the expiration date of the stock option, whichever is earlier). In addition, in the event the Company grants to the Executive a cash-settled equity award or a long-term incentive compensation award payable in cash, this Section 6(a) shall apply, mutatis mutandis, to any such award(s).

(b) Disability. If, as a result of the Executive’s incapacity due to physical or mental illness (“Disability”), the Executive shall have been unable to perform her duties to the Company for six (6) consecutive months, and, within thirty (30) days after written notice is provided to her by the Board, she shall not have resumed the performance of her duties, the Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which the Executive is unable to perform her duties to the Company due to Disability, the Company shall continue to pay the Executive her Base Salary at the rate in effect at the commencement of such period of Disability and any earned but unpaid annual bonus from a prior service year. Subsequent to such termination, the Executive’s benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs. In addition, if such a termination for Disability occurs then (i) within fifteen (15) days of such termination, the Company shall pay to the Executive an incentive performance bonus based on Executive’s Target Bonus then in effect, prorated for the number of days of employment completed by the Executive during the year in which her employment terminated and (ii) the Company shall pay to the Executive’s estate any earned but unpaid annual bonus from a prior service year (as and when such bonuses become payable generally). The Executive, the Executive’s beneficiaries or her estate shall receive benefits in accordance with the Company’s retirement, insurance and other applicable programs and plans then in effect. All stock options or other equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full and, in the case of stock options, shall be exercisable for such period as set forth in the applicable award agreement by which such awards are evidenced (but in no event for a period of less than one year or through the expiration date of the stock option, whichever is earlier). All stock options or other equity-related awards subject to performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced (i.e., shall be eligible to vest following application of actual performance achievement to the number of target shares in the same manner as applicable to active officers or employees of the Company who hold similar awards), with any stock options remaining exercisable for such period as set forth in the applicable award agreement (but in no event for a period of less than one year or through the expiration date of the stock option, whichever is earlier). In addition, in the event the Company grants to the Executive a cash-settled equity award or a long-term incentive compensation award payable in cash, this Section 6(b) shall apply, mutatis mutandis, to any such award(s). Notwithstanding the foregoing provisions of this Section 6(b), if such a termination for Disability occurs within three months prior to, on, or within 24 months following a Change of Control (as defined in Exhibit D attached hereto), and such termination constitutes a Separation from Service (as defined below), then such termination shall be treated for purposes of this Agreement as termination by the Company of the Executive’s employment without Cause and as a “CIC Termination”, as applicable, pursuant to and as set forth in Section 6(d) and Section 7 below, respectively, and the Executive shall be entitled to the payments, vesting, consideration, and benefits set forth therein in lieu if the payments, vesting, consideration, and benefits set forth in this Section 6(b).

(c) Termination By The Company For Cause. The Company may terminate the Executive’s employment under this Agreement for Cause, at any time prior to expiration of the Term of the Agreement; provided, however, that prior to any termination of employment for Cause, the Board must first provide written notice describing the reason for such termination of employment (and, with respect to subsections (iv), (v) and (vi) below, such notice may be provided on the same date as the termination date). For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s material failure to substantially perform the reasonable and lawful duties of her position for the Company, including any habitual or repeated neglect if such duties, which failure has caused, or could reasonably be expected to cause, significant injury to the interests, property, operations, business or reputation of the Company, and which failure shall continue to be uncured for thirty (30) days after written notice thereof by the Board to the Executive;

(ii) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive in respect of the performance of her duties hereunder, her fiduciary obligations or otherwise relating to the business of the Company, which failure has caused material injury to the interests, property, operations, business or reputation of the Company, and which failure shall continue to be uncured for thirty (30) days after written notice thereof by the Board to the Executive;

(iii) unauthorized use or disclosure of trade secrets or confidential or proprietary information pertaining to Company business, which use or disclosure has caused, or could reasonably be expected to cause significant injury to the interests, property, operations, business or reputation of the Company, and which failure shall continue to be uncured for thirty (30) days after written notice thereof by the Board to the Executive;

(iv) acts or omissions constituting willful misconduct on the part of the Executive in respect of the performance of her fiduciary duty of loyalty to the Company, which failure has caused material injury to the interests, property, operations, business or reputation of the Company;

(v) theft or embezzlement, or attempted theft or embezzlement, of money or tangible or intangible assets or property of the Company or its employees, customers, clients, or others having business relations with the Company;

(vi) the Executive’s conviction of, or plea of guilty or nolo contendere to, a non-vehicular felony, including, without limitation, a non-vehicular felony the elements of which involve fraud, dishonesty, or moral turpitude;

(vii) the Executive’s conviction of, or plea of guilty or nolo contendere to, a misdemeanor the elements of which involve fraud, dishonesty, or moral turpitude, and which is substantially related to the Executive’s employment and duties to the Company; or

(viii) the Executive’s commission of a crime the elements of which involve fraud, dishonesty, or moral turpitude, and which has caused, or could reasonably be expected to cause, material injury to the interests, property, operations, business or reputation of the Company.

In the event of a termination under this Section 6(c), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms.
(d) Termination By The Company Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause upon 30 days written notice to the Executive or pay in lieu thereof. In the event of a termination under this Section 6(d), the Executive shall be entitled to the payments, vesting, consideration, and benefits set forth in Section 7.
(e) Termination By The Executive For Good Reason. The Executive shall have the right to terminate the Executive’s employment under this Agreement for Good Reason, at any time prior to expiration of the Term of the Agreement. For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s express written consent, of any one or more of the following events:

(i) A material reduction in the Executive’s responsibilities, title, duties or authority, including, without limitation, (A) the Executive ceasing to serve as the sole chief human resource officer of a publicly traded company or (B) on or after a Change of Control, if as a result of such Change of Control, the Company becomes a subsidiary of another entity and Executive is not appointed (or after appointment, ceases) to be the sole chief human resource officer of the top-tier parent entity of the Company (or its successor); provided that, for the avoidance of doubt, the appointment of the Executive to a top-tier parent entity that is not publicly traded does not eliminate the Executive’s rights under sub-clause (A) above;

(ii) A reduction in the Executive’s Base Salary or in the Executive’s Target Bonus or a material reduction by the Company in the value of the Executive’s total compensation package (salary, bonus opportunity, equity incentive award opportunity and benefits) if such a reduction is not made in proportion to an across-the-board reduction for all senior executives of the Company (and for the avoidance of doubt, following a Change of Control, the reference to senior executives of the Company shall include, without limitation, all senior executives of any top tier parent entity of any acquiror of and/or successor to Redwood Trust, Inc.);

(iii) The relocation of the Executive’s principal Company office to a location not within the area of Marin County, California (commonly referred to as the “Highway 101 Corridor”), except for required travel away from the Executive’s principal Company office on the Company’s business to the extent necessary to fulfill the Executive’s obligations under Section 1 (provided that any such travel explicitly required by the Company may not exceed thirty (30) days during any calendar year);

(iv) A failure by the Company at any time to renew this Agreement for successive one-year periods pursuant to Section 2;

(v) The complete liquidation of the Company; or

(vi) In the event of a merger, consolidation, transfer, or closing of a sale of all or substantially all the assets of the Company with or to any other individual or entity, the failure of the Company’s successor to affirmatively adopt this Agreement (no later than the closing of the applicable transaction) or to otherwise comply with its obligations pursuant to Section 13 below.

Notwithstanding the foregoing, at any time prior to a Change of Control, the Executive will not be deemed to have resigned for Good Reason for purposes of subclause (i) unless (1) the Executive provides the Board with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason (the “Good Reason Notice”) within one hundred twenty (120) days after the date of the occurrence of any event that the Executive knows to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice or prior to a Change of Control, whichever shall occur earlier, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period; provided, however, that if the Executive reasonably believes that circumstances constituting “Good Reason” for the Executive to terminate his/her employment under this Agreement will exist immediately following a Change in Control, then the Executive may provide the Company with a Good Reason Notice no later than five (5) business days prior to the consummation of such Change of Control (and in such event the Company shall not be entitled to a period to cure) and the Executive’s resignation for Good Reason, if accepted by the Board, shall be deemed effective and binding on the Company (and any successor thereto) as of such time as may be determined by the Board (provided that any such effective time shall not be earlier than immediately following the consummation of the Change of Control). Following a Change of Control, in order to resign for Good Reason, the Executive must provide a Good Reason Notice, but the Company shall not be entitled to a cure period. In addition, following a Change of Control, the determination of whether to accept the Executive’s resignation for Good Reason shall be determined by the “Review Committee” as set forth in sub-section (g) below.
In the event of a termination under this Section 6(e), the Executive shall be entitled to the payments, vesting, consideration, and benefits set forth in Section 7.
(f) Termination By The Executive Without Good Reason. The Executive may at any time during the Term terminate her employment hereunder for any reason or no reason by giving the Company notice in writing not less than sixty (60) days in advance of such termination. The Executive shall have no further obligations to the Company after the effective date of termination, as set forth in the notice. In the event of a termination by the Executive under this Section 6(f), the Company will pay only the portion of Base Salary or previously awarded bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms.

(g) Administration of Agreement Upon Change of Control. Notwithstanding
anything herein to the contrary, in the event of a Change of Control, prior to and in any event not later than ten (10) days before the consummation of such Change of Control, the Company may designate a committee of two or more members of the Board as constituted immediately prior to the Change of Control (the “Review Committee”) for the purpose of making any determination as to whether, solely for purposes of this Agreement, Executive’s employment is terminated with or without Cause or if Executive’s resignation is with or without Good Reason; provided that, in any Change of Control in which two or more members of the Board as constituted immediately prior to the Change of Control shall continue to act as members of the Board of the Company (or act as members of the board of directors or board of trustees (or otherwise as fiduciaries)) of any successor or parent entity of the Company) following such Change of Control, the Company shall be required to designate such a Review Committee. For the avoidance of doubt, any such Review Committee shall have the sole authority and responsibility to review, and be authorized to accept, in its sole discretion, any Good Reason Notice submitted by the Executive pursuant to Section 6 during the 24-month period following a Change of Control.

7. Compensation Upon Termination By the Company without Cause or By The Executive for Good Reason.
(a) If the Executive’s employment shall be terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to the following payments, vesting, consideration, and benefits:

(i) Payment of Unpaid Base Salary. The Company shall immediately pay the Executive any portion of the Executive’s Base Salary through the date of termination or previously awarded bonus not paid prior to the termination date.

(ii) Severance Payment.
(A) In the event such termination is not a CIC Termination (as defined below), then the Company shall provide the Executive (x) an amount equal to three-quarters (0.75) times the sum of (i) Executive’s Annual Base Salary as in effect immediately prior to her termination and (ii) Executive’s Target Bonus in effect immediately prior to her termination and (y) an amount equal to the Executive’s Target Bonus in effect immediately prior to her termination, pro-rated for the number of days of employment completed by the Executive during the year in which her employment is terminated.

(B) In the event such termination of employment occurs within three months prior to, on, or within 24 months following a Change of Control (a “CIC Termination”), then instead of providing the payments in Section 7(a)(ii)(A), the Company shall provide the Executive an amount equal to the sum of (x) the Executive’s Target Bonus in effect immediately prior to her termination, prorated for the number of days of employment completed by the Executive during the year in which her employment terminated; (y) one (1) times the Executive’s Annual Base Salary as in effect immediately prior to her termination; and (z) one (1) times the Executive’s Target Bonus in effect immediately prior to her termination. Notwithstanding the foregoing, the maximum aggregate amount that the Company shall pay to the Executive pursuant to this Section 7(a)(ii)(B) is $2,000,000.

(iii) Equity Awards. All stock options or other equity-related awards with time-based vesting, including deferred or restricted stock units, shall vest in full and, in the case of stock options, shall be exercisable for such period as set forth in the applicable award agreement by which such awards are evidenced (but in no event for a period of less than two years or through the expiration date of the stock option, whichever is earlier). If the Executive’s employment shall be terminated by the Company without Cause, all stock options or other equity-related awards subject to performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable or exercisable based on (x) the performance goals set forth in the applicable award agreement by which such awards are evidenced and (y) a reduced number of target shares adjusted on a pro-rata basis to reflect the number of days of employment completed during the applicable vesting period in which termination occurs, with any stock options remaining exercisable for such period as set forth in the applicable award agreement (but in no event for a period of less than two years or through the expiration date of the stock option, whichever is earlier). If the Executive’s employment shall be terminated by the Executive for Good Reason, all stock options or other equity-related awards subject to performance-based vesting, including performance stock units, shall remain outstanding and shall continue to be eligible to vest and become payable based on the number of target shares and the performance goals set forth in the applicable award agreement by which such awards are evidenced (i.e., shall be eligible to vest following application of actual performance achievement to the number of target shares in the same manner as applicable to active officers or employees of the Company who hold similar awards), with any stock options remaining exercisable for such period as set forth in the applicable award agreement (but in no event for a period of less than two years or through the expiration date of the stock option, whichever is earlier). In addition, in the event the Company grants to the Executive a cash-settled equity award or a long-term incentive compensation award payable in cash, this Section 7(a)(iii) shall apply, mutatis mutandis, to any such award(s).

(iv) Continuation of Fringe Benefits. For a period of up to nine (9) months (or, in the event of a CIC Termination, twelve (12) months) following the date of the Executive’s termination of employment with Company, subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Company shall continue to provide the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Employee’s elections in effect on the date of termination (the “Continued Coverage”), provided that (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover the Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), the Company may in its sole discretion provide that (i) the Executive shall pay to the Company, on an after-tax basis, a monthly amount equal to the full premium cost of the Continued Coverage for such month and (ii) within 30 days of such premium payment, the Company shall reimburse the Executive in cash (less required withholding) an amount equal to the sum of (A) the excess of (x) the full premium cost of the Continued Coverage for such month over (y) any premium amount that would have been payable by the Executive if the Executive had been actively employed by the Company for such month and (B) an additional cash amount equal to the aggregate imputed or imposed federal, state and local taxes on any such amount in subclause (A), plus any taxes imposed on such cash amount, so that the Executive on an after-tax basis is in the same position as if there had been no imputation or imposition of income on the Executive. For the nine (9) month (or, in the event of a CIC Termination, twelve (12) month) period following the termination of the Executive’s employment, the Company shall also continue to provide the Executive with all life insurance, disability insurance and other fringe benefits set forth in Section 4 as if the Executive’s employment under the Agreement had not been terminated; provided, however, that such life insurance, disability insurance and other fringe benefits shall cease as of the date the Executive receives such coverage from a subsequent employer.

(v) Payment/Benefit Limitation.  If any payment or benefit due under this Agreement, together with all other payments and benefits that the Executive receives or is entitled to receive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an “excess parachute payment” for purposes of Section 280G of the Code, the amounts otherwise payable and benefits otherwise due under this

Agreement will either (i) be delivered in full, or (ii) be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code (and therefore, no portion thereof will be subject to the excise tax imposed under Section 4999 of the Code), whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the excise tax imposed under Section 4999 of the Code, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and/or benefits may be subject to the excise tax imposed under Section 4999 of the Code.  Unless otherwise specified in writing by the Executive, in the event that the payments and/or benefits are to be reduced pursuant to this Section 7(a)(v), such payments and benefits shall be reduced such that the reduction of cash compensation to be provided to the Executive as a result of this Section 7 is minimized.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All determinations required to be made under this Section 7(a)(v) shall be made by the Company's independent public accounting firm (or such other nationally recognized public accounting firm as may be selected by the Company and to which selection the Executive consents (such consent not to be unreasonably withheld)) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a payment or benefit subject to this Section 7(a)(v), or such earlier time as is requested by the Company.
(b) No Mitigation Required; No Other Entitlement To Benefits Under Agreement. The Executive shall not be required in any way to mitigate the amount of any payment provided for in this Section 7, including, without limitation, by seeking other employment, nor shall the amount of any payment provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in this Section 7, following a termination governed by this Section 7, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved the Board in writing in conjunction with the termination of the Executive’s employment under this Section 7.
(c) Release Agreement. (i) As a condition of receiving any of the payments, vesting, consideration and benefits set forth in this Section 7 (other than the payment provided for in sub-section 7(a)(i)) at any time prior to a Change in Control, the Executive shall be required to execute a mutual release agreement substantially in the form attached hereto as Exhibit A or Exhibit B, as appropriate, and such release agreement must have become effective in accordance with its terms within 60 days following the termination date (which form of mutual release agreement the Company, in its sole discretion, may modify to comply with applicable law, and which form of mutual release agreement may be incorporated into a termination agreement or other agreement with the Executive).
(ii) With respect to the Executive's receipt of any of the payments, vesting, consideration and benefits set forth in this Section 7 at the time of, or following, a Change in Control, the Executive shall not be required to execute any type of release or general release agreement in favor of the Company; provided that, in connection with any termination of the Executive’s employment by the Company without “Cause” or any termination of the Executive’s employment by the Executive for “Good Reason”, the Executive has the option to require the Company to enter into and execute a mutual release agreement with the Executive substantially in the form attached hereto as Exhibit A or Exhibit B, as appropriate, and, if so required by the Executive, the Company and the Executive agree that such release agreement must be executed and have become effective in accordance with its terms within 60 days following the termination date.
(d) Timing of Severance Payments. Notwithstanding any other provision of this Agreement, all severance payments provided under this Agreement in connection with the termination of the employment of the Executive shall be payable in an amount equal to 75% of such payments on the date that is six months after the termination date, and the remaining 25% shall be payable in six equal monthly installments beginning on the date that is seven months after the termination date and continuing on the same date of each of the five months thereafter.
(e) Timing of Bonus Payments. Notwithstanding any other provision of this Agreement, all bonus payments provided under this Agreement in connection with the termination of the employment of the Executive shall be payable on the date that is six months after the termination date.

8. Disputes Relating To Executive’s Termination of Employment For Good Reason. If the Executive resigns her employment with the Company alleging in good faith as the basis for such resignation “Good Reason” as defined in Section 6(e), and if the Company then disputes the Executive’s right to the payments, vesting, consideration, and benefits provided for under Section 7, the Company shall continue to pay the Executive the full compensation (including, without limitation, her Base Salary, annual bonus and equity-based long-term incentive awards) in effect at the date the Executive provided written notice of such resignation, and the Company shall continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was then a participant, and provide continuing vesting for any compensation, award or benefit with a vesting condition, until the date the dispute is finally resolved, either by mutual written agreement of the parties or by application of the provisions of

Section 11. For the purposes of this Section 8, the Company shall bear the burden of proving that the grounds for the Executive’s resignation do not fall within the scope of Section 6(e), and there shall be a rebuttable presumption that the Executive alleged such grounds in good faith.

9. Restrictive Covenant Provisions.
(a) Noncompetition. The Executive agrees that during the Term prior to any termination of her employment hereunder, she will not, directly or indirectly, without the prior written consent of a majority of the non-employee members of the Board, manage, operate, join, control, participate in, or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System), partner, or other equity holder with, or as an officer, director or employee of, any real estate or mortgage investment organization whose business strategy is competitive with that of the Company, as determined by a majority of the non-employee members of the Board. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company, in the areas of business set forth above, in violation of this Agreement.
(b) Duty To Avoid Conflict Of Interest. During her employment by the Company, the Executive agrees not to engage or participate in, directly or indirectly, any activities in conflict with the best interests of the Company. The Company shall be the final decision-maker with regard to any conflict of interest issue.
(c) Right To Company Materials. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records, and other documents (“Company Materials”) used, prepared, or made available to the Executive shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, the Executive shall immediately return to the Company all Company Materials, and the Executive shall not make or retain any copies thereof.
(d) Nonsolicitation. The Executive promises and agrees that she will not directly or indirectly solicit any of the Company’s employees to work for any competing real estate or mortgage investment organization as determined under Section 9(a) for a period of one (1) year following the Executive’s employment termination date, provided the Company makes all such payments when due according to the provisions herein.
(e) Confidential And Proprietary Information.

(1) It is hereby acknowledged that the Executive has and shall gain knowledge of trade secrets and confidential information owned by or related to the Company and/or its affiliates including but not limited to the following: (i) the names, lists, buying habits and practices of customers, clients or vendors, (ii) marketing and related information, (iii) relationships with the persons or entities with whom or with which the Company has contracted, (iv) their products, designs, software, developments, improvements and methods of operation, (v) financial condition, profit performance and financial requirements, (vi) the compensation paid to employees, (vii) business plans and the information contained therein, and (viii) all other confidential information of, about or concerning the Company, the manner of operation of the Company and other confidential data of any kind, nature or description relating to the Company (collectively, the “Confidential Information”). Confidential Information does not include information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Executive; or (B) becomes available to the Executive on a non-confidential basis after the termination or expiration of the Executive’s obligations under this Agreement from a source other than the Company, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information; or (C) is independently developed after the termination or expiration of the Executive’s obligations under this agreement without reference to the Confidential Information, provided such independent development can reasonably be proven by the Executive by written records.

(2) The parties hereby acknowledge that the Confidential Information constitutes important, unique, material and confidential trade secrets which affect the successful activities of the Company, and constitute a substantial part of the assets and goodwill of the Company. In view of the foregoing, the Executive agrees that she will not at any time whether during or after the term of this Agreement, except as required in the course of the Executive’s employment by Company and at its direction and for its sole benefit, in any fashion, form or manner, directly or indirectly (i) use or divulge, disclose, communicate or provide or permit access to any person, firm, partnership, corporation or other entity, any Confidential Information of any kind, nature or description, or (ii) remove from Company’s premises any notes or records relating thereto, or copies or facsimiles thereof (whether made by electronic, electrical, magnetic, optical, laser, acoustic or other means).

(3) Promptly upon the request of Company, and immediately upon the termination of the Executive’s employment, the Executive shall not transfer to any third person and shall deliver to Company all Confidential Information, and other property belonging to the Company, including all copies thereof, in the possession or under the control of the Executive.

(4) The Executive represents that the performance of all the terms of this Agreement will not conflict with, and will not breach, any other invention assignment agreement, confidentiality agreement, employment agreement or non-competition agreement to which the Executive is or has been a party. To the extent that the Executive has confidential information or materials of any former employer, the Executive acknowledges that the Company has directed the Executive to not disclose such confidential information or materials to the Company or any of its employees, and that the Company prohibits the Executive from using said confidential information or materials in any work that the Executive may perform for the Company. The Executive agrees that the Executive will not bring with the Executive to the Company, and will not use or disclose any confidential, proprietary information, or trade secrets acquired by the Executive prior to her employment with the Company. The Executive will not disclose to the Company or any of its employees, or induce the Company or any of its employees to use, any confidential or proprietary information or material belonging to any previous employers or others, nor will the Executive bring to the Company or use in connection with the Executive’s work for the Company copies of any software, computer files, or any other copyrighted or trademarked materials except those owned by or licensed to the Company. The Executive represents that she is not a party to any other agreement that will interfere with her full compliance with this Agreement. The Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

(5) Notwithstanding the generality of the foregoing, nothing in this Agreement is intended to prohibit the Executive from filing a charge with, reporting possible violations to, or participating or cooperating with the Securities and Exchange Commission or any other federal, state or local regulatory body or law enforcement agency, including in relation to any whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation. Pursuant to 18 U.S.C. Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(f) Inventions. Any and all inventions, discoveries or improvements that the Executive has conceived or made or may conceive or make during the period of employment relating to or in any way pertaining to or connected with the systems, products, computer programs, software, apparatus or methods employed, manufactured or constructed by the Company or to systems, products, apparatus or methods with respect to which the Company engages in, requests or anticipates research or development, shall be promptly and fully disclosed and described by the Executive to the Company and shall be the sole and exclusive property of the Company, and the Executive shall assign, and hereby does assign, to the Company, the Executive’s entire right, title and interest in and to all such inventions, discoveries or improvements as well as any modifications or improvements thereto that may be made.
The obligations outlined in this Section 9(f) do not apply to any invention that qualifies fully under California Labor Code Section 2870 (a copy of which is attached hereto as Exhibit C) or to any rights the Executive may have acquired in connection with an invention, discovery or improvement that was developed entirely on the Executive’s own time for which no equipment, supplies, facilities or trade secret information of the Company was used and (a) that does not relate directly or indirectly to the business of the Company or to the Company’s actual or demonstrable anticipated research or development, or (b) that does not result from any work performed by the Executive for the Company.

(g) [RESERVED]

(h) Breach. It is expressly agreed that each breach of this Section 9 is a distinct and material breach of this Agreement and that solely a monetary remedy would be inadequate, impracticable and extremely difficult to prove, and that each such breach would cause the Company irreparable harm. It is further agreed that, in addition to any and all remedies available at law or equity (including money damages), either party shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Section, without the necessity of proving actual damages. It is further agreed that either party shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provisions of Section 11. Either party may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

(i) Unenforceability. Should any portion of this Section 9 be deemed unenforceable because of its scope, duration or effect, and only in such event, then the parties expressly consent and agree to such limitation on scope, duration or effect as may be finally adjudicated as enforceable, to give this Section 9 its maximum permissible scope, duration and effect.

10. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:    Redwood Trust, Inc.
Attn: Chief Legal Officer
One Belvedere Place, Suite 300
Mill Valley, CA 94941
Phone: (415) 389-7373
Fax: (415) 381-1773

If to the Executive:    Sasha G. Macomber
c/o Redwood Trust, Inc.
One Belvedere Place, Suite 300
Mill Valley, CA 94941
Phone: (415) 389-7373
Fax: (415) 381-1773
Either party may change such party’s address for notices by notice duly given pursuant hereto.

11. Resolution of Disputes. To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Executive’s employment, or the termination of the Executive’s employment (“Arbitrable Claims”) shall be submitted to confidential mediation in San Francisco, California conducted by a mutually agreeable mediator from Judicial Arbitration and Mediation Services (“JAMS”) or its successor under the JAMS Rules of Practice and Procedure then in effect, which can be found at www.jamsadr.com/adr-rules-procedures. The cost of all JAMS’ mediation fees shall be paid by the Company. In the event that mediation is unsuccessful in resolving the Arbitrable Claims, the Arbitrable Claims shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by JAMS or its successor, under the then applicable rules of JAMS.

The Executive and the Company each acknowledge that by agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.

The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Executive or the Company would be entitled to seek in a court of law. With respect to attorney’s fees, the arbitrator shall award to the Executive her attorneys’ fees based on a determination of the extent to which the Executive has prevailed as to the material issues raised in determination of the dispute (and, for the avoidance of doubt, regardless of the extent to which the Company has prevailed as to the material issues raised in determination of the dispute, the arbitrator is not authorized to award to the Company any portion of its attorney’s fees); and, moreover, to the extent the Executive prevails as to substantially all of the material issues raised in determination of the dispute, the arbitrator shall award to the Executive all of her attorneys’ fees. The Company shall pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such mediation or arbitration.

12. Advancement of Executive’s Legal Fees. In connection with the resolution of any dispute in accordance with Section 11, the Company shall advance to the Executive all reasonable attorneys’ fees of the Executive as they are incurred and reasonably documented by the Executive in respect of any mediation, arbitration or litigation related thereto. The Executive shall not be required to reimburse the Company for any such advances of attorney’s fees until a final determination is made with respect to such dispute and, then, the Executive ’s obligation to repay any such advances shall, (i) in the context of mediation or arbitration, be subject to an affirmative determination of the mediator or arbitrator that the Executive is obligated to repay such advances and (ii) in the context any litigation, be subject to the condition that substantially all of the material issues raised in such litigation have been resolved by a final (non-appealable) judgement in favor of the Company.

13. Assignment; Successors. This Agreement is personal in its nature, and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

14. Governing Law. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

15. Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto, including but not limited to the Prior Agreement, but excluding the plans, programs and equity award agreements under which compensation and benefits are provided pursuant to Sections 3 and 4 hereof (and, to the extent such plans, programs and/or equity award agreements contain more favorable terms, such terms shall continue to apply). Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

16. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

17. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

18. Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by Section 2-418 of the Maryland General Corporations Law or its successor statute, or if greater, by the Company’s Bylaws, by any applicable resolution of the Board or by the terms providing the most extensive indemnification contained in any written agreement between the Company and any director or officer of the Company. The Company shall make Executive a named beneficiary under all director and officer liability policies maintained by the Company from time to time for the benefit of its directors and officers, entitled to all benefits provided thereunder to persons serving in a comparable role as an officer of the Company. During the Term and for a term of six years thereafter, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in respect of acts and omissions of the Executive in her capacity as such and occurring during Executive’s employment.

19.    Section 409A. Any payments under this Agreement subject to Section 409A of the Code that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as a termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company (within the meaning of Section 409A of the Code, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s “separation from service” from the Company.

20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

21. Successor Sections. References herein to sections or rules of the Code shall be deemed to include any successor sections or rules.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the Effective Date.

REDWOOD TRUST, INC.

By:	/s/ Christopher J. Abate
Christopher J. Abate
Chief Executive Officer

EXECUTIVE

/s/ Sasha G. Macomber
Sasha G. Macomber

INDIVIDUAL TERMINATION

EXHIBIT A
RELEASE AGREEMENT

Except as otherwise set forth in this Release Agreement, Sasha G. Macomber (“Executive”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Release Agreement. The Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby releases Executive and her heirs, executors, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement.

This general mutual release includes, but is not limited to: (A) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (B) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (E) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); and (F) all claims and rights with respect to Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator or to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation (provided, however, that the Executive releases the Executive’s right to secure damages or other relief for any such alleged treatment); provided, however, that nothing in this paragraph shall be construed in any way to release (i) the Company from (x) its obligation to indemnify Executive pursuant to, and in accordance with, Section 18 of the Executive’s Seventh Amended and

Restated Employment Agreement with the Company(the “Employment Agreement”), the Company’s bylaws or binding resolutions, or applicable law or pursuant to, and in accordance with, any written indemnification agreement between the Executive and the Company or (y) the Company’s payment obligations under Section 7 of the Employment Agreement, as well as the Company’s other continuing obligations to the Executive under the Employment Agreement, (ii) any right or claim to coverage under any applicable D&O policies, (iii) claims to vested benefits that Executive is entitled to receive under any other plan or agreement covering Executive, (iv) Executive’s vested equity awards and other awards, or (v) claims relating to or arising out of the Executive’s fraud or breach of fiduciary duty.

Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under her Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Executive signs this Release Agreement; (B) Executive should consult with an attorney prior to signing this Release Agreement (although Executive may choose voluntarily not do so); (C) Executive has twenty-one (21) days to consider this Release Agreement (although Executive may choose voluntarily to sign this Release Agreement earlier); (D) Executive has seven (7) days following the date that he signs this Release Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; and (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after Executive signs this Release Agreement.

Both the Executive and the Company acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Both the Executive and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any claims hereunder.

Notwithstanding anything herein, the Executive acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained herein prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

Mutual Nondisparagement.
(a) Nondisparagement by Executive. At all times following the cessation of the Executive's employment with the Company, the Executive agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company ("Affiliates") or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.
(b) Nondisparagement by Designated Company Representatives. At all times following the cessation of the Executive's employment with the Company, the Company agrees not to publish, and agrees to cause the Designated Company Representatives not to make, negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Executive. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s business reputation or personal reputation. For purposes of this sub-section (b), the “Designated Company Representatives” are (i) all executive officers of the Company while serving in such capacity and (ii) all members of the Board of Directors while serving in such capacity.

(c) The foregoing sub-sections (a) and (b) shall not be violated by truthful comments or statements (i) made in response to legal process, in required governmental testimony or filings, in judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in compliance with law, administrative rule, or regulation, or made pursuant to a court or administrative order, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii)
made by members of the Board of Directors in the course of meetings or discussions of the Board of Directors (or any committee thereof) or in communications between members of the

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Board of Directors and the Executive, and not disclosed to the public, (iii) made by a member of the Board of Directors in the good faith belief that the statements are required for the proper discharge of his or her fiduciary duties, or (iv) made by the Board of Directors in connection with a termination of the Executive for Cause.

[Signature Page Follows]

A-4

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date set forth below.

EXECUTIVE

Name:
Sasha G. Macomber

Date:

COMPANY

Name:

Date:

GROUP TERMINATION

EXHIBIT B
RELEASE AGREEMENT

Except as otherwise set forth in this Release Agreement, Sasha G. Macomber (“Executive”) hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive signs this Release Agreement. The Company, its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns, hereby releases Executive and her heirs, executors, successors and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date the Company signs this Release Agreement. This general mutual release includes, but is not limited to: (A) all claims arising out of or in any way related to Executive’s employment with the Company or the termination of that employment; (B) all claims related to Executive’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (C) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (D) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (E) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the federal Employee Retirement Income Security Act of 1974 (as amended), and the California Fair Employment and Housing Act (as amended); and (F) all claims and rights with respect to Executive’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator or to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation (provided, however, that the Executive releases the Executive’s right to secure damages or other relief for any such alleged treatment); provided, however, that nothing in this paragraph shall be construed in any way to release (i) the Company from (x) its obligation to indemnify Executive pursuant to, and in accordance with, Section 18 of the Executive’s Seventh Amended and Restated Employment Agreement with the

Company(the “Employment Agreement”), the Company’s bylaws or binding resolutions, or applicable law or pursuant to, and in accordance with, any written indemnification agreement between the Executive and the Company or (y) the Company’s payment obligations under Section 7 of the Employment Agreement, as well as the Company’s other continuing obligations to the Executive under the Employment Agreement, (ii) any right or claim to coverage under any applicable D&O policies, (iii) claims to vested benefits that Executive is entitled to receive under any other plan or agreement covering Executive, (iv) Executive’s vested equity awards and other awards, or (v) claims relating to or arising out of the Executive’s fraud or breach of fiduciary duty.

Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given under her Employment Agreement with the Company for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which he was already entitled. Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (A) this waiver and release does not apply to any rights or claims that may arise after the date Executive signs this Release Agreement; (B) Executive should consult with an attorney prior to signing this Release Agreement (although Executive may choose voluntarily not do so); (C) Executive has forty-five (45) days to consider this Release Agreement (although Executive may choose voluntarily to sign this Release Agreement earlier); (D) Executive has seven (7) days following the date that he signs this Release Agreement to revoke the Release Agreement by providing written notice to an officer of the Company; (E) this Release Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after Executive signs this Release Agreement; and (F) Executive has received with this Release Agreement a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

Both the Executive and the Company acknowledge that each has read and understands Section 1542 of the California Civil Code which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Both the Executive and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to each party’s release of any claims hereunder.

Notwithstanding anything herein, the Executive acknowledges and agrees that, pursuant to 18 USC Section 1833(b), the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained herein prevents the Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful.

Mutual Nondisparagement.
(a) Nondisparagement by Executive. At all times following the cessation of the Executive's employment with the Company, the Executive agrees not to make negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Company or any entity controlled by, controlling or under common control with the Company ("Affiliates") or any of the officers, directors, managers, employees, services, operations, investments or products of the Company or any of its Affiliates. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s or entity’s respective business, business reputation, business operations, or personal reputation.
(b) Nondisparagement by Designated Company Representatives. At all times following the cessation of the Executive's employment with the Company, the Company agrees not to publish, and agrees to cause the Designated Company Representatives not to make, negative comments or statements about, or otherwise criticize or disparage, in any format or through any medium, the Executive. For purposes of the foregoing sentence, disparagement shall include, but not be limited to, negative comments or statements intended or reasonably likely to be harmful or disruptive to a person’s business reputation or personal reputation. For purposes of this sub-section (b), the “Designated Company Representatives” are (i) all executive officers of the Company while serving in such capacity and (ii) all members of the Board of Directors while serving in such capacity.

(c) The foregoing sub-sections (a) and (b) shall not be violated by truthful comments or statements (i) made in response to legal process, in required governmental testimony or filings, in judicial, administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), in compliance with law, administrative rule, or regulation, or made pursuant to a court or administrative order, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, (ii) made by members of the Board of Directors in the course of meetings or discussions of the Board of Directors (or any committee thereof) or in communications between members of the Board of Directors and the Executive, and not disclosed to the public, (iii) made by a member of the Board of Directors in the good faith belief that the statements are required for the proper discharge of his or her fiduciary duties, or (iv) made by the Board of Directors in connection with a termination of the Executive for Cause.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has hereunto signed this Agreement, as of the date set forth below.

EXECUTIVE

Name:
Sasha G. Macomber

Date:

COMPANY

Name:

Date:

EXHIBIT C
Section 2870 of California Labor Code

Section 2870 of California Labor Code: Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

1.Any provision and employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

2.Result from any work performed by the employee for the employer.

b.    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
C-1

EXHIBIT D

DEFINITION OF “CHANGE OF CONTROL”

With respect to (i) equity-based or equity-related awards granted prior to November 6, 2020 and (ii) long-term incentive and/or retention compensation awards that are payable in cash granted prior to November 6, 2020, the following definition of Change of Control shall apply:

“’Change of Control’ refers to the occurrence of any of the following:

(1) any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires ownership of stock of the Company that, together with other stock held by such person or group constitutes more than 50 percent of the total fair market value or total voting power of all stock of the Company; or

(2) any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(3) during any 12-month period, a majority of the members of the Company’s board of directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to such appointment or election; or

(4) any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisition; provided, that that no change of control shall be deemed to occur when the assets are transferred to:

(x) a shareholder of the Company in exchange for or with respect to its stock,

(y) a person, or more than one person acting as a group (within the meaning of Section 409A of the Code), that owns, directly or indirectly, 50 percent or more of the total value or voting power of all of the outstanding stock of the Company, or

(z) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person that owns directly or indirectly 50 percent or more of the total value or voting power of all of the outstanding stock of the Company, in each case with such persons status determined immediately after the transfer of assets.”
With respect to (i) equity-based or equity-related awards granted on or following November 6, 2020 and (ii) long-term incentive and/or retention compensation awards that are payable in cash granted on or following November 6, 2020, the following definition of Change of Control shall apply:

    “’Change of Control’ refers to the occurrence of any of the following:
a.A transaction or series of transactions (other than an offering of common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 30% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
b.During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
c.The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
i.which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
ii.after which no person or group beneficially owns voting securities representing 30% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 30% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.”

EXHIBIT E

COPY OF REDWOOD TRUST, INC.’S
POLICY FOR RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION

The Board of Directors (the “Board”) of Redwood Trust, Inc. (the “Company”) has adopted this Policy for Recovery of Erroneously Awarded Compensation (the “Policy”), effective as of October 2, 2023 (the “Effective Date”). Capitalized terms used in this Policy but not otherwise defined herein are defined in Section 11.
1.Persons Subject to Policy
This Policy shall apply to current and former Designated Officers of the Company.

2.    Compensation Subject to Policy
This Policy shall apply to Incentive-Based Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive-Based Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive-Based Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive-Based Compensation occurs after the end of that period.

3.    Recovery of Compensation
In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly, the portion of any Incentive-Based Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Designated Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any person’s right to voluntarily terminate employment for “good reason,” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.
4.    Manner of Recovery; Limitation on Duplicative Recovery
The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, without limitation, reduction or cancellation by the Company or an affiliate of the Company of Incentive-Based Compensation, Erroneously Awarded Compensation or time-vesting equity or cash awards, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation may be credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

5.    Administration
This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, equityholders or stockholders, and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, or to third-party agents of the Company, as permitted under applicable law, including any Applicable Rules.

6.    Interpretation
This Policy will be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.
7.    No Indemnification; No Liability
The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Committee or the Board shall have any liability to any person as a result of actions taken under this Policy.

8.    Application; Enforceability
Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to (but without duplication of), any other clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based or cash-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law (the “Other Recovery Arrangements”). The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company.

9.    Severability
The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.    Amendment and Termination

The Board or the Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

11.    Definitions
    “Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.
“Committee” means the Compensation Committee of the Board, for so long as it is comprised solely of independent directors (as determined under the Applicable Rules), or in the absence of such a committee or such independence, a majority of the independent directors (or as determined under the Applicable Rules) serving on the Board.
“Designated Officer” means each designated person who serves as an executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.
“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a current or former Designated Officer that exceeds the amount of Incentive-Based Compensation that would have been received by such current or former Designated Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP and non-GAAP financial measures, as well as stock or share price and total equityholder or stockholder return.
“GAAP” means United States generally accepted accounting principles.
“Impracticable” means (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such attempt(s), and (iii) provided such documentation to the relevant listing exchange or association or (b) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
“Incentive-Based Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person: (a) after beginning service as a Designated Officer; (b) who served as a Designated Officer at any time during the performance period for that compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.